EXHIBIT 99.1


                 BROADVISION COMPLETES ACQUISITION OF INTERLEAF,
                              THE E-CONTENT COMPANY

         REDWOOD  CITY,  Calif.,  April 17, 2000 -  BroadVision,  Inc.  (Nasdaq:
BVSN), a leading worldwide supplier of personalized e-business applications, announced it has completed the acquisition of Interleaf, Inc. including Interleaf's e-content(TM)business dedicated to the development, marketing and sale of XML-based content management tools and WAP technology for wireless delivery of content. The acquisition closed on April 14, 2000.

         On January 26, 2000, BroadVision announced a definitive agreement to acquire Interleaf pursuant to a statutory merger. Under the terms of the agreement and after giving effect to BroadVision's 3-for-1 stock split paid in March 2000, each outstanding share of Interleaf common stock now represents the right to receive 1.0395 shares of BroadVision common stock. In addition, BroadVision assumed all outstanding options to purchase Interleaf common stock. Based on the number of Interleaf shares and Interleaf options outstanding as of the close of the acquisition, BroadVision will issue (or reserve for issuance on the exercise of Interleaf options) a total approximately 16.8 million shares of its common stock. Interleaf common stock ceased trading on The Nasdaq Stock Market at the close of market on April 14, 2000.

         The acquisition, which will be accounted for as a purchase, is intended to qualify as a tax-free reorganization for Interleaf shareholders.

         "This acquisition will add significant wireless technology capabilities and substantially increase our ability to provide enhanced personalized e-business applications across multi-touch points," said Dr. Pehong Chen, president and CEO of BroadVision, Inc. "Interleaf's expertise in wireless solutions combined with BroadVision's leadership in providing a comprehensive suite of integrated and personalized e-business applications creates a new powerhouse emphasizing both companies' synergies for delivering the total experience from Web to wireless for customers, partners and employees."


                                       1.

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About Interleaf

         Interleaf, Inc., based in Waltham, Massachusetts, provides enterprise-wide software tools for e-content management including BladeRunner and QuickSilver. These tools provide Global 2000 customers with a distinct competitive advantage by enabling them to deploy e-business applications that improve operating efficiency and customer satisfaction, while driving revenue and profitability. Interleaf's software products make it easy for companies to assemble, manage, retrieve, distribute and publish business-critical information across the enterprise and beyond.

         Key customers include Alcatel, Deutsche Bank, Fidelity, IDC, Intel, Lockheed Martin, MacMillan, Motorola, Shared Medical Systems, Tektronix and Toyota.

About BroadVision

         BroadVision, Inc. (Nasdaq: BVSN, Neuer Markt: BDN) is a leader in personalized e-business applications. BroadVision's comprehensive suite of integrated applications is built for delivery via the Web and wireless devices. Companies using BroadVision's proven applications get to market quickly, launching innovative e-commerce, self-service and enterprise information sites. These sites enable personalized interactions and transactions with customers, partners, suppliers and employees. BroadVision One-To-One(TM) applications power innovative business-to-consumer sites and business-to-business exchanges for the world's top companies in financial services, telecommunications, retail and travel. BroadVision applications are available in more than 120 countries worldwide. Headquartered in Redwood City, Calif., USA, the company can be reached at (650) 261-5100 or at www.broadvision.com.

Forward Looking Statements

         The company noted that each of the above forward-looking statements is subject to change, based on various important factors, including, without limitation, changes in the market and competition. Additional information on potential factors that could affect the company's financial results is included in the company's prospectus, Forms 10-K and 10-Q, and other documents filed with the Securities and Exchange Commission.

                                     * * * *

                                       2.

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BroadVision is a registered trademark and BroadVision  One-To-One is a trademark of BroadVision, Inc. in the United States and other countries. Other names herein may be the property of their respective owners.

                                       3.